Exhibit 10.29



HELLER



                           TRANSLATION

                       FACTORING AGREEMENT

                             between

                          HELLER BANK AG
                  Weberstrasse 21, D-55130 Mainz
                - hereinafter called "the Bank" -

                               and


                 - hereinafter called "Client" -

1.   BASIC FACTS

In accordance with this agreement the bank purchases the Client's accounts receivable against his customers and thus assumes the risk of their insolvency. In addition the bank will relieve the Client
- also of those accounts receivable which up until now have not been purchased - of the accounts receivable administration including dunning procedures and collection. The assignment of the Client's purchased accounts receivable against his customers is not made in order to secure a loan granted. These accounts receivable will remain with the bank ultimately as an equivalent for the purchase price the bank pays to the Client. The claims the Client has against the bank and the payments resulting from them will not serve as a security for loans granted to the Client by third parties but are to be at the Client's entire disposal in order to enable him to meet his liabilities to his suppliers making use of the advantages resulting from immediate payment. The bank's decision to buy the accounts receivable largely depends on the information on the accounts receivable and the customers provided by the Client. Therefore, the correctness and reliability of this data is of great importance. The factoring agreement creates a permanent confidential relationship between the contracting parties.

2.   PURCHASE OFFER: COPIES OF INVOICES

2.1 The Client herewith offers to the bank for purchase all of his present and future accounts receivable against his customers resulting from sales and services.

2.2 As soon as the Client has delivered the counter-performance in return for the account receivable, he will inform the bank of the account receivable by sending a copy of the invoice. In this invoice the customer, the reason for the accrual of the account receivable, the amount and the maturity data must be stated in detail. The Client may only submit copies of invoices of which the originals were received by the customer and for which the counter-performance was delivered completely and free from defects.

2.3 The Client will provide the bank besides invoice copies according to No. 2.2 with these invoice and credit note data by data carrier or data distance transfer for automatic filing according to prior agreement. The Client is exclusively liable for the correctness and the completeness of these data; he will discharge the bank from all claims of third parties.

3.   ACCEPTANCE

3.1 The sales contract for the individual account receivable is concluded by the bank's acceptance. The acceptance is confirmed by booking the account receivable to the Client's factoring account. An advice of this entry does not have to be sent to the Client.

3.2 The bank undertakes to continuously inform the Client of the bookings of the accounts receivable. The Client may also connect himself by a data line with the data processing system of the bank and will then have simultaneous access to each booking operation and to the entire sales ledger concerning the factoring relationship.

3.3 The bank undertakes to purchase each account receivable in the order of the receipt of the invoices, provided that it meets the following requirements:

a) The account receivable is within the scope of the credit line established for the customer and of the total maximum investment for the Client as agreed upon. As far as these requirements are only partly met, the bank undertakes to purchase that part of the account receivable which is covered by credit line and the total amount of the maximum investment.

b) The customer has not been granted a term of payment exceeding 90 days after the invoice date.

c) The copy of the invoice is received by the bank not later than 14 days after the invoice date.

d) The account receivable actually exists, is free of objections and disputes, it is assignable and not burdened with rights of third parties.

e) The account receivable is not a claim against an associated company.

3.4 The bank is also entitled to purchase accounts receivable which do not meet the requirements as stated in No. 3.3. The bank will become obliged to purchase an account receivable that originally was not bought but subsequently meets the requirements of No. 3.3 (subsequent procedure). If there are several accounts receivable of this kind they will be purchased in the order of the invoice dates.

3.5 The bank is not obliged to purchase an account receivable according to No. 3.3 and No. 3.4 if it has any reason to assume that the Client does not meet his obligations to suppliers whose purchase terms include extended property rights.

3.6 The bank will book accounts receivable it does not purchase after the copy of the invoice was submitted, to a special account of the Client. These accounts receivable remain offered to the bank for purchase at any time. The Client may, however, set a limit of 10 days for the acceptance of such accounts receivable by the bank. If this period of time has expired without result, the purchase offer becomes invalid. The acceptance may be confirmed by the advice of the booking to the factoring account.

4.   PURCHASE PRICE

4.1 The purchase price to be paid by the bank equals the amount of the existing account receivable purchased (less boni and trade discounts) after the deduction of the factoring commission - charged on the gross receivables - and the amount of discount. The amount of discount consists of the interests on the part of the purchase price paid to the Client for the period of time from this payment until the payment of the receivable by the customer or until the occurrence of a bad debt case (No. 6). The amount of the factoring commission and the interest rate are stated in the letter "Cooperation".

4.2 The purchase price less the part of the purchase price which is retained (see No. 8) is due for payment immediately upon the purchase of the account receivable. The part of the purchase price which is retained is due for payment as soon as the customer has paid the purchased account receivable to the bank completely or when the bad debt case has occurred (No. 6).

5.   GUARANTEE

The Client guarantees the legal validity of the account receivable purchased, in particular that the claim is due for payment as stated in the copy of the invoice, that the claim exists, that it is free of objections and disputes, that it is assignable and not subject to any rights of third parties and that the account receivable will remain in this condition until collected by the bank.

6.   RISK OF INSOLVENCY OF THE CUSTOMER ("BAD DEBT CASE")

6.1 The bank will assume the risk that the customer is not able to pay the account receivable purchased.

6.2 The customer's insolvency will be presumed if the customer does not pay the invoice within 120 days after maturity. The presumption does not apply if the customer disputes his obligation to pay within or not within this period of time. In this case the customer's insolvency has to be proved.

7.   CREDIT LINE

7.1 The bank establishes the credit line for the individual customer, at its own discretion, taking especially into consideration aspects of credit rating and reliability. In accordance with the above the bank subsequently has the right to modify or cancel credit lines at any time.

7.2 A modification of a credit line effects neither the accounts receivable already purchased nor the accounts receivable for which the Client has before the receipt of the notice of modification already delivered the counter-performance by delivery to the customer and is not able to reclaim it.

8.   RETAINED PART OF PURCHASE PRICE

The part of the purchase price retained serves the bank to cover possible claims the bank might have against the Client. The bank is entitled to increase the amount retained of the purchase price even to a higher amount than the one agreed upon, if and as far as facts justify the apprehension that a) the Client will not meet his obligations to the bank, in particular because he is in danger to be verging on insolvency, b) the part of the purchase price retained up until this point in time does not suffice to cover the average, justified shortening of the receivables in particular due to objections of the customer or credit notes of the Client.

9.   COLLECTION OF ACCOUNTS RECEIVABLE NOT PURCHASED

9.1 The bank will collect accounts receivable not purchased in its own name and for the Client's account.

9.2 As compensation for the administration of the accounts receivable not purchased the bank will receive the administration fee agreed upon, which becomes due with the first booking of the account receivable.

10.  ACCOUNTS PAYABLE ACCOUNTING

10.1 The bank will carry out the administration of the entire accounts receivable ledger on the basis of the invoices submitted to it and in accordance with the governing regulations of the commercial and taxation laws. The bank will provide the Client with the bookkeeping records in writing or by an EDP-connection. From this time the Client will keep all documents or data provided to him at his own risk.

11.  ASSIGNMENT

11.1 Herewith the Client assigns to the bank under the suspensory effect of the purchase of the respective receivable by the bank all existing and future accounts receivable against his customers, which resulted from deliveries and services. The bank herewith accepts this assignment. Thus the acceptance of the purchase offer the bank becomes the owner of the account receivable purchased. If only a part of an account receivable is purchased only this part is assigned.

11.2 In the event that the bank will not purchase the account receivable offered to it by the Client immediately (marked by booking to the special account) the Client assigns this receivable to the bank already today for the purpose of collection of this account receivable by the bank and of covering all claims of the bank against the Client which result from this business relationship with him. The bank herewith accepts this assignment.

11.3 All accounts receivable the Client has assigned or will assigned to his suppliers within the scope of extended property rights (real partial waiver clause) are exempt from the assignment according to No. 11.2. To the extent he is entitled to, the Client will authorize the bank to collect these accounts receivable which are not assigned in its own name for third account.

11.4 If the extended property rights regarding an account receivable to which No. 11.3 is applicable subsequently become invalid, the receivable will remain assigned according to No. 11.2.

11.5 If the bank subsequently purchases an account receivable according to No. 3.4, 3.6, the assignment according to No. 11.2 or the authorization to collect according to No. 11.3 become invalid and the receivable remains assigned according to No. 11.1.

11.6 For the assignment of the accounts receivable according to 11.2, as well as for all securities which were registered in the past or will be registered in the future in favor of the bank according to the factoring agreement and its supplements as well as to other agreements applies that:

- The bank can enforce its right on registration or strengthening of the securities until the liquidatable value of all securities equals the total amount of all claims resulting from the business relation (limit for cover).

- If the liquidatable value of all securities exceeds the limit for cover not only temporarily, the bank has - upon the Client's request - to release securities at its option, namely in the amount of the sum exceeding the limit for cover; when choosing the securities to be released the bank will respect the entitled demands of the Client and of a third licensee, who has ordered securities for the Client's liabilities.

12.  COMMENCEMENT AND END OF THE AGREEMENT

12.1 The commencement and the end of the agreement are stated in the letter "Cooperation". If the agreement is not canceled three months before its expiration it will always extend for one year.

12.2 The notice of cancellation must be in writing.

12.3 At the time of expiration of the agreement all purchase offers not yet accepted will become void. All transactions still pending will be handled in accordance with this agreement.

13.  ADDITIONAL ELEMENTS OF CONTRACT

13.1 The elements of contract in addition to the wording of this contract are the Additional Business Terms for factoring, the General Business Terms of the bank and the letter "Cooperation".

13.2 The Client will be notified on modifications of the Additional Business Terms for factoring or of the General Business Terms of the bank in writing. They are taken for approved, unless the Client makes an objection in writing. The bank will expressly draw the Client's attention to this consequence upon notification. The Client has to make the objection not later than within one month following the bank's notification about the modifications.

14.  CONCLUDING PROVISIONS

If provisions of this agreement or of the attachments to it should be or become completely or partially ineffective, the validity of the remaining provisions is not effected by this. This applies in particular if the invalidity concerns only certain accounts receivable or parts of accounts receivable. Instead of the inoperative provision another appropriate provision should apply, which is legally effective and comes closest to the economical purpose intended. As far as real business (assignments of accounts receivable and expectancies, transfers) should become ineffective, the contracting parties are, as far as legally permissible, obliged to handle the transactions among one another as if it was effective. In addition, they are obliged to transact the real business without delay taking into consideration requirements which until this time had possibly not been observed.

This agreement is executed in German and translated into the English language. In the event of any discrepancies between the two texts the German version will prevail.


HELLER



                           TRANSLATION

                           HELLER BANK
                        Aktiengesellschaft

                    Postfach 2420, 55014 Mainz


        ADDITIONAL TERMS OF BUSINESS FOR FACTORING (11/94)


1.   ASSOCIATED COMPANIES

Associated with the Client are such companies which are indirectly or directly participating in the Client's enterprise, or in which the Client is indirectly or directly participating, or the partners of which are indirectly or directly identical with the Client's partners, or if at least some of the persons authorized to represent the company are identical with the persons authorized to represent the Client's enterprise.

2.   CALCULATION OF CREDIT LINES AND TOTAL AMOUNT OF MAXIMUM
     INVESTMENT

2.1 For calculating the utilization of the credit line (Nos. 3.3 and 7 of the Factoring Agreement) all purchased and still unpaid accounts receivable against one customer will be added up. Accounts receivable, for the settlement of which drafts were given for rediscounting, also have to be included until the drafts are paid.

2.2 The utilization of the total amount of the maximum investment (No. 3.3 of the Factoring Agreement) is calculated accordingly, but this calculation is based on the parts of the purchase prices paid out to the Client for still unpaid accounts receivables against all of the Client's customer.

3.   BANK'S OBLIGATION TO INFORM, QUARTERLY STATEMENT, APPROVAL BY
     SILENCE

3.1 The bank will inform the Client without delay of decisions regarding credit lines or of their modifications. Clients who are connected by EDP to the sales ledger administrated for them can obtain such information directly at any time.

3.2 In addition to the booking documents (No. 10 of the Factoring Agreement) the bank provides the Client with a survey made out for the quarterly statement regarding all accounts relating to the cooperation, each within 10 days following the ending of a quarter (quarterly statement).

3.3 Any objection a Client may have concerning the incorrectness or incompleteness of a quarterly statement must be raised not later than within one month following its receipt; if the objections are made in writing, it is sufficient to dispatch these within the period of one months. Failure to make objections in due time will be considered approval and is regarded as reaching of an agreement that the notified accounts correctly describe the mutual rights and legal relationships and are to be taken as basis for further cooperation. when issuing the quarterly statement the bank will expressly draw the Client's attention to this consequence.

3.4 The Client may demand a correction of the quarterly statement even after expiry of this period, but must then prove that and how far the quarterly statement was made wrongly.

3.5 Silence following the quarterly statement according to the above mentioned is regarded as final acceptance concerning the interest rates calculated during this quarter, commissions and other fees; when dispatching the quarterly statement this is expressly pointed out as well.

3.6 Incorrect credit entries may be reversed by the bank through an according correction entry. If the bank ascertains an incorrect credit entry after a quarterly statement has been issued and the period according to No. 3.2 has expired, it will notify the Client of any reverse entries to be made. If the Client objects to the correction entry, the bank will re-credit the corrected amount and assert the resulting claim separately.

4.   GUARANTEE

4.1 Upon the occurrence of the warranty case (No. 5 of the Factoring Agreement) the Client has to put the bank, by payment of a corresponding sum, in the same position in which it would have been if the customer had completely paid the assigned account receivable. Instead of this the bank itself may have remedied the objection or dispute against the claim - in particular it is entitled to have certain work carried out in order to remedy complaints - and it may demand reimbursement of the costs from the Client, provided that the bank had before unsuccessfully reminded the Client by setting a time limit and threatening to exercise this right. Other rights according to 437, 440 GBG (German Civil
Code) are not affected.

4.2 In the event that the customer asserts to the bank that he is not liable to pay, the bank will inform the Client of this fact stating the customer's objections and defense. Thus the Client is given the opportunity to remove the reason for non-payment. As long as the customer disputes his liability to pay, the bank may, up to the amount of the purchase price it has paid for the account receivable, retain payments which would become due in the future as special parts of the purchase price retained, which may exceed the part of the purchase price that is retained generally. The bad debt risk will remain with the bank. The Client may obtain such special parts of the purchase price retained by giving adequate security, in particular by providing a bank guarantee. The special part of the purchase price retained has to be paid out as soon as it is established that the objections and the defense brought forward do not exist.

4.3 In the event that the customer has paid in foreign currency and differences in the rate of exchange result from the period of time between the date of the invoice and the date of payment, the Client is liable to pay these differences to the bank.

4.4 The bank is allowed, but not obliged, to enforce maturity and accumulated interest against the customer. The bank has to assign such claims against the customer to the Client upon his request.
If the bank collects such claims - before re-assignment to the Client - it compensates those accounts receivable with the Client's investment with the bank.

5.   BAD DEBT CASE

5.1 In the event that the customer has become insolvent the bank will hand a respective certificate to the Client (bad debt voucher). With this certificate the Client will file an application for sales tax refund with the tax office for this loss. Taking into consideration the sales tax refund to be expected from the tax office the bank's obligation to make a bad debt payment is at first limited to the amount of the account receivable without sales tax. To the extent the tax office might refuse a sales tax refund by giving the decision in writing, although the application for refund was properly filed, the bank is obliged to also pay this amount. The Client then is obliged to institute and carry through legal proceedings against the tax office, in accordance with the instructions by the bank, and to assign to the bank the claims for payment against the tax office.

5.2 In the event that a customer pays by check against a draft made out by the Client and accepted by the customer, the bank's obligation to make a bad debt payment expires when the check is cashed. Consequently the bank does not cover the risk of the customer's inability to pay the Client's recourse claim against the customer resulting from the draft. It will not incorporate such drafts in its portfolio.

6.   INTEREST CHANGE, REIMBURSEMENT

6.1 The bank may at its reasonable discretion adjust (increase or decrease) an interest rate designated with "until further notice" in its approval letter according to 315 BGB within an adequate term, if its re-financing conditions change due to money market related modifications.

6.2 The bank will collect purchased accounts receivable under its own name and for its own account. The Client has to reimburse the bank for court costs, attorney's fees and the bank's own expenses resulting from the fact that the customer rightfully disputes his liability to pay. The bank will bear any expenses resulting from the customer's insolvency; the Client's account will first be charged and will then be reimbursed with the bad debt payment.

6.3 The Client has to reimburse the bank for expenses in connection with the collection of accounts receivable not purchased as well as for all court costs, attorney's fees and other expenses that will accrue in this respect and upon request he has to pay an adequate advance on these costs.

6.4 In the event that only a part of an account receivable was purchased, No. 6.2 will apply to the purchased part of the receivable and No. 6.3 will apply to the part of the receivable that was not purchased.

6.5 The customer shall bear all out-of-pocket expenses which are incurred when the bank carries out the instructions or acts in the presumed interests of the customer (in particular telephone costs, postage, travel expenses and similar costs) or when credit security is furnished, administered, released or realized (in particular, notarial fees, storage charges, cost of guarding items serving as collateral).

7.   TRUST RELATIONSHIP PAYMENTS BY CUSTOMERS

7.1 In the event that payments for assigned accounts receivable are received by the Client or if they are credited to the Client's accounts with other banks, the Client will receive them for the bank as a trustee and has to pass them on to the bank immediately together with all original vouchers - bank transfer forms, postal checks, letters containing instructions for the allocation of the payments, etc. The Client herewith already assigns his credits due from his respective banks up to the amount of the payment made by the customer, and he will grant the bank an irrevocable power of attorney to order the bank to transfer to the bank these credits due to the Client.

7.2 In the event that the Client receives such sums in other means of payment (in particular drafts, checks or open postal checks) the bank and the Client already now agree that the ownership in these instruments will pass to the bank as soon as the Client acquires it. Furthermore, the Client assigns to the bank in advance his rights resulting from these means of payment. Already now the transfer of the checks and drafts which the Client becomes personal possession of is replaced by a custodianship which the bank and the Client herewith agree upon, and by the fact that the Client will assign to the bank his right to claim restitution from third parties, in the event that he will not become the actual possessor. The Client will endorse the means of payment - as far as this is required - and he will immediately deliver them to the bank. Until the time of delivery to the bank the Client has to take all measures necessary to preserve the rights resulting from the instruments of payment. The Client authorizes the bank to sign in his name drafts as the drawer as well as to endorse drafts and checks in his name.

7.3 If the bank credits the countervalue of cheques, direct debits and of drafts prior to their clearing, this is done on condition of payment. In case of any return debit, the bank may demand the Client to be put in the same position as if the open account related to the return debit had not been paid from the beginning. The bank is allowed to make the resulting correction booking regardless of whether or not a quarterly statement has been issued in the meantime.

8.   SECURITIES, SECONDARY RIGHTS

8.1 Together with the assigned account receivable the Client will assign to the bank all his claims he obtains from his contract with the customer, in particular claims for restitution in the event that the contract would be cancelled.

8.2 The Client and the bank already now agree that property subject to retention of title and pledged property with which the Client has secured an assigned account receivable will become the property or joint property of the bank upon the assignment of the secured account receivable - but at the time the Clients obtains the property or joint property at the latest.

The Client and the bank also agree that all existing and future expectancy rights which the Client obtains to objects included in invoices regarding assigned accounts receivable are transferred to the bank immediately. At the same time the Client assigns to the bank his future claim for recovery against the customer or any third party who personally owns the goods subject to retention of title or the pledged property. If the Client still is in personal possession of such objects, he will held them in trust for the bank free of charges and separated from other goods.

8.3 If the assigned account receivable has resulted from a sales contract including the shipment of the goods the Client already now assigns to the bank his claims against the shipping agent and his right of pursuit to the goods.

8.4 The Client already now assigns to the bank all of his possible insurance claims with respect to the assigned accounts receivable and assigned goods. If the assignment is subject to special requirements, the Client undertakes to effect the assignment in the form required.

8.5 As far as secondary rights are not already transferred by operation of law, the Client will transfer, together with the assigned account receivable, all rights supporting the security and enforcement of the purchased account receivable.

8.6 If facts become known which make the customer's proper fulfillment of the contract, an account receivable resulting from which was assigned to the bank, seem endangered, the Client has to take back the goods by order of the bank. The bank will bear the costs for taking back goods with respect to purchased accounts receivable, the Client will bear the costs for receivables not purchased.

8.7 The Client will keep in trust for the bank, free of charges and separated from other goods, goods the Client again got possession of, regardless of the reasons for this recovery. The Client has to inform the bank immediately of resuming possession of the goods and to obtain its instructions. In the event that the goods are not already owned by the bank, the Client and the bank agree that the bank will become the owner as soon as the Client reacquires the goods. The goods have to be marked as the property of the bank. No. 8.7 does not apply to goods returned with respect to accounts receivable that were not assigned to the bank.

8.8 The Client is obliged to support the bank to the best of his ability in realizing and selling of all securities put at the bank's disposal. The bank may demand the Client to sell the objects serving as security best possible by himself. In this case the Client will act as a trustee for the bank and will have to give extensive account of the realization and he has to turn everything he receives from it over to the bank immediately.

As from termination of contract and after the repayment of the Client's investment the bank may at her option either reassign those accounts receivable not collected and not purchased yet to the Client or collect them according to this contract by paying out the earnings after foregoing deduction of the costs. This right only refers to those accounts receivable which occurred by the date of the contract termination.

8.9 In the event that a customer does not pay as assigned account receivable when due, the bank is entitled to take possession of the objects serving as security for it or to store them at a third location, even if the securities are in the Client's possession.

8.10 The bank will only realize the pledged goods, if the Client is in default of payments regarding considerable accounts receivable and if the payment term of at least 2 weeks which the Client was granted by the bank to settle the claim in connection with the threat of realization in case of non-fulfillment has passed without any success.

In case of realization the bank may choose between several security items. When realizing security and selecting the items to be realized the bank will take into account the legitimate concerns of the Client and any third party, who may have provided security for the Client's obligations.

The realization of the accounts receivable assigned as security is made through their collection and compensation with the Client's liabilities with the bank.

The bank may at its reasonable discretion realize objects serving as security, also by voluntary sale.

The bank will use the net proceeds of the realization after deduction of all costs which arose in connection with the realization and of an appropriate substitute amount for own expenses to cover the secured accounts receivable. The bank will deliver possible surpluses.

8.11 The bank may demand that the Client provide the usual form of security for any claims that may arise from overdrafts of the factoring clearing account or from other banking relations not concerning factoring, even if such claims are conditional. If the customer has assumed a liability for another Client's obligations toward the bank (e.g., as a surety), the bank is, however, not entitled to demand that security be provided or increased for the debt resulting from such liability incurred before the maturity of the debt.

If the bank, upon the creation of claims against the customer, has initially dispensed wholly or partly with demanding that security be provided or increased, it may nonetheless make such a demand at a later time, provided, however, that circumstances occur or become known which justify a higher risk assessment of the claims against the customer. This may, in particular, be the case if

- the economic status of the customer has changed or threatens to change in a negative manner or

- the value of the existing security has deteriorated or threatens to deteriorate.

The bank has no right to demand security if it has been expressly agreed that the Client either does not have to provide any security or must only provide that security which has been specified.

The bank will allow adequate time to provide or increase security. If the bank intends to make use of its right of termination without notice, should the Client fail to comply with the obligation to provide or increase securities within such time period, it will draw the Client's attention to this consequence before doing so.

8.12 The Client and the bank agree that the bank acquires a lien on the securities and chattels which, within the scope of business relation, have come or may come into possession of the bank. The bank also acquires a lien on any claims which the customer has or may in future have against the bank arising from the business relationship (e.g. credit balances).

The lien serves to secure all existing, future and contingent claims arising from the banking relationship which the bank with all its domestic and foreign offices is entitled to against the Client. If the Client has assumed a liability for another Client's obligation towards the bank (e.g. as a surety), the lien shall not secure the debt resulting from the liability incurred before the maturity of the debt.

If funds or other assets come into the power of disposal of the bank under the reserve that they may only be used for a specified purpose, the bank's lien does not extend to these assets.

9.   TRUSTEESHIP CONCERNING NOT ASSIGNABLE ACCOUNTS RECEIVABLE

9.1 The Client will keep for the bank as a trustee accounts receivable which cannot be assigned. If the impediment for the assignment disappears, the assignment will become effective and the bank will become the holder of the right.

9.2 In case of assignments of accounts receivable effective according to 354 of HGB, the Client is obliged to transact legal acts regarding the substantiated claim not without the bank's approval and to omit especially agreements concerning balancing of accounts, retention, deduction and respite, even if they are effective in relation to the creditor. The Client will accept incoming payments as a trustee on behalf of the bank; above-mentioned No. 7 applies. In addition the bank reserves the right to demand the Client to make all dunning procedures against the Client directly, namely within a certain rhythm to be arranged with the bank.

10.  NOTIFICATION OF THE CUSTOMERS

10.1 The bank is entitled and the Client is obliged to notify the customers of the factoring relationship and the assignment of the accounts receivable and of the rights to the securities.

10.2 After consultation with the bank the Client has to include into his General Terms of Business, effective for his customers, an unequivocal indication regarding the cooperation with the bank in factoring as well as the assignment of the accounts receivable, of the secondary rights as well as of the transfer of rights to the deliveries of goods made in this connection. Also on his invoices he will clearly visible state this indication of the assignment of the account receivable invoiced to the bank.

10.3 The bank is entitled to demand the Client to hand over original invoices in order to pass them on to the customer.

11.  OBLIGATIONS CONCERNING CONTRACT TERMS

11.1 In addition the Client undertakes to draw up his General Terms of Business, effective for his customers, in a way that will exclude the effectiveness of conflicting conditions of the customers, contradict a nonassignment clause or a restriction of the assignment which might be included in the customer's General Terms of Business, and include the agreement that the venue will be Mainz or alternatively the Client's location. Furthermore, the Clients Terms have to include all customary and legally permissible security agreements, especially a property rights clause including extended property rights. In addition they have to restrict, as far as legally permissible, offsets and assertions of rights of retention by the customer. In addition it has to be stipulated that payments received from the customer always have to be put to account according to 366 Abs. 2 BGB (German Civil Code).

In the beginning of cooperation between the Client and the bank the Client will submit to the bank for review his General Terms of Business and he will take into consideration suggestions for modifications and supplementation made by the bank. It is herewith emphasized that the bank will not give legal advice with respect to the drawing up of the Client's General Terms of Business but that it will make this review only in its own interest. As far as legally permissible the Client will comply with the suggestions made by the bank. The Client may modify his General Terms of Business only in agreement with the bank. Furthermore, without the consent by the bank the Client will not conclude any individual agreement with the customer which is inconsistent with the obligations stated above.

11.2 Without the consent by the bank the Client will not conclude any agreements with his suppliers according to which the assignment of the accounts receivable based on their purchase within the scope of factoring procedures is forbidden.

12.  OBLIGATIONS TO CONVEY INFORMATION, AUDIT PRIVILEGE

12.1 The Client undertakes to inform the bank immediately of all circumstances that become know to him, which concern the accounts receivable against the customers and which might affect the interests of the bank. This obligation to convey information especially applies to the following:

a) Objections and disputes, rights of compensation, of avoidance and of retention concerning the accounts receivable made known by the copy of the invoice. The Client has so inform the bank of such facts in the fastest way possible and he has to issue a respective credit note without delay.

b) Each disputing of an account receivable by the customer, even if the Client considers this dispute not justified. If the customer expresses himself in writing, the Client has to provide the bank with a copy without delay and in the fastest way possible.

c) All information concerning the credit worthiness of the customers that is available to the Client.

d) All changes in the General Terms of Business of the Client's suppliers, as far as they concern extended property rights.

e) Measures of attachment and other measures of execution as well as any other assertion of rights of third parties concerning accounts receivable against customers.

f) To hand to the bank upon request documents proving the actual existence of the accounts receivable offered for purchase, like bills of delivery, contracts, order confirmations, etc.

12.2 The Client will support the bank at the best of his ability in disputes - extra-judicial as well as judicial - concerning an account receivable or a security right. In particular the Client is obliged to completely inform the bank on the subject of the dispute, to provide all relevant documents and to specify all other relevant evidence.

12.3 In addition the Client is obliged to inform the bank without delay of all essential circumstances concerning his enterprise and to hand to the bank the respective documents. This obligation concerns:

a) All balance sheets, profit and loss statements and other short-term income statements.

b) Existing loan agreements with other banks and possible assignments of the accounts receivable against customers as securities.

c) Existing powers to collect granted to third parties; such powers of attorney may not be granted without the consent of the bank, powers of attorney already granted have to be withdrawn immediately.

d) All arrears in bookkeeping of more than four weeks; more comprehensive arrears in bookkeeping must not accrue.

e) Each substantial deterioration of the Client's general financial and business situation; each change in the Client's enterprise concerning company laws or rights of representation; all facts that make another enterprise become an associated company in the meaning of No. 1.

12.4 The bank or third parties ordered by the bank are entitled to inspect at any time the books, accounts and other documents and files of the Client at the Client's premises. Requested records have to be presented to the bank completely. For the purpose of auditing the bank has the right to enter the Client's business premises at the customary office hours unimpededly.

12.5 The Client will discharge the bank and its affiliated companies, and - as far as requests for information by the bank are concerned - all commercial banks cooperating with him from bank secrecy and authorizes the bank to request all information relevant to the Client from the Client's commercial banks. In addition the bank is herewith given an irrevocable power to demand documents or information from the tax advisor, auditors or any other person keeping the Client's accounts or issuing his balance sheet. These persons are discharged from their professional secrecy concerning information given to the bank.

12.6 The bank will continuously inform the Client of the developments of legal proceedings and will give him the opportunity to express his views on disputes and objections raised by the customer. The bank will agree to judicial and extrajudicial compromises resulting from disputes or objections by the customer only with the consent of the Client. The bank will incorporate the Client's comments into the legal proceedings and upon the Client's request the bank will by a third party notice given him the possibility to join the law suit taking the side of the bank. However, complying with the obligations of information and consideration agreed upon the results of a law suit between the bank and the customer are binding in the relationship between the bank and the Client, even if a third party notice was not issued.

13.  ASSIGNABILITY OF THE CLAIMS AGAINST THE BANK

The Client's claims against the bank may be assigned to third parties only with the consent of the bank. The bank may refuse its consent for cause; such cause could especially be the fact that the intended assignment might appear to be of disadvantage to the Client's suppliers.

14.  ACCOUNTING UNIT

All accounts of a Client, no matter from which legal relationship, form an accounting unit and may be offset against each other as far as this is legally possible. The Client only may offset against the bank's claims, if his claims have been established undisputed or by a court of law.

The bank may within its relationship to the Client offset payments made by a customer, which are received after the cancellation of a credit line established for this customer, against accounts receivable purchased from the same customer, regardless of the instructions for allocation by the customers, provided that regarding the account receivable against which the payment should be offset no extended property rights in favor of a supplier were agreed upon.

The same applies to the bank's claims against the Client resulting from the guarantee according to No. 5 of the Factoring Agreement together with No. 4 of these Additional Terms of Business for Factoring as well as for credit notes issued by the Client and for possible returns from utilizations.

15.  TERMINATION FOR CAUSE

For an important reason the Factoring Agreement may be canceled effective immediately. Such important reason especially exists, if the other contracting party severely infringes an essential obligation resulting from the contract or if its financial situation deteriorates considerably and thus jeopardizes the fulfillments of its contractual obligations. An important reason would also exist, if the Client would not meet his obligations to his suppliers, especially if he would not pay checks and drafts due.

16.  DISCRETIONARY CREDIT LINES

16.1 As a supplement to No. 7 of the factoring agreement the bank authorizes the Client to determine the credit lines for the individual customers, until the bank might pass another decision.

For discretionary credit lines the bank will also assume the bad debt risk. As the granting of the credit line considerably determines the extent of the bad debt risk, the Client is obliged to examine the requirements for granting a credit line with special diligence. This obligation of the Client is an obligation to perform to the bank.

16.2 The Clientele to whom the Client may grant discretionary credit lines and the maximum amount of the credit line (standard credit line) which the Client is authorized to grant to an individual customer are stated in the letter "cooperation".

16.3 The Client will name to the bank those customers, to whom he wishes to grant a credit line. If the Client does not declare anything to the contrary the naming of the customer is to be understood as the granting of a credit line in the amount of the standard credit line (No. 16.2).

The manner in which the customer is named is irrelevant. The submittance of the first invoice concerning the respective customer the bank has to understand as the granting of the standard credit line, provided that the Client does not give any declaration to the contrary when submitting the invoice.

If the Client wants to grant another but the standard credit line, he will expressly notify the bank of this fact in writing. The same applies if the Client subsequently modifies a determined credit line. A newly determined credit line is always effective for accounts receivable not yet purchased.

16.4 A Client's decision regarding a credit line will not become effective if the bank objects to it immediately upon receipt. A Client's decision regarding a credit line is also ineffective, if the bank had already before determined a credit line for the customer and if the Client had received this decision.

The bank is entitled to subsequently modify decisions regarding credit lines passed by the Client. No. 7.1 sentence 2 and No. 7.2 of the Factoring Agreement remain in effect.

16.5 The Client will determine the amount of the credit line with the attention of a conscientious businessman. If any negative facts regarding the solvency or the paying habits of the customer are realizable to the Client, he may not grant a credit line. Otherwise the granting of credit lines has to be handled as follows:

a) In cases of "old customers" the Client may, without any further examination, grant a credit line of up to 150 per cent of the maximum balance (total of all of the Client's accounts receivable against the customer unpaid at one time) granted to the respective customer during the past 12 months. Granting higher credit lines is only permissible in accordance with the provisions for "new customers".

b) In cases of "new customers" the amount of the credit line must be justified beyond doubt by a written information by a commercial information agency or by a banker's reference which have to be obtained in writing before the credit line is granted. The information must not be older than 12 months.

An "old customer" is a customer who has been in business relations with the Client for at least one year before the credit line is granted, who has bought goods at least twice during the past 12 months and has paid for them correctly 60 days after the maturity date at the latest. All other customers are "new customers".

If the Client infringes his obligations when granting credit lines he will be liable for damages to the bank.

Upon request the Client has to answer for the fulfillment of his obligations regarding the granting of credit lines. In this case the Client has to submit the appertaining written documents as well as information regarding the customers or proof for the fact that the customer concerned is an "old customer".

16.6 Both contracting parties may cancel the agreement regarding the granting of discretionary credit lines with a 10 days notice effective at the end of each month.

The right of termination for cause effective immediately is not affected hereby.

The legal consequence of the cancellation is that the authorization to grant discretionary credit lines is terminated and that the remaining contractual provisions remain in effect unchanged.

17.  PLACE OF PERFORMANCE AND VENUE

Place of performance and venue for all disputes that might arise from this agreement is Mainz.

This agreement is executed in German and translated into English language. In the event of any discrepancies between the two texts the German version shall prevail.